Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 1, 2005, with respect to the consolidated financial statements of Grubb & Ellis Company included in the Registration Statement (Form S-1) and related Prospectus of Grubb & Ellis Company for the registration of 15,000,000 shares of its common stock.

/s/ ERNST & YOUNG, LLP,

Chicago, Illinois
April 28, 2006